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                                  EXHIBIT 2.2





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                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS AGREEMENT (this "Agreement") is made and effective this 24th day of September, 1993 by and between Capital Pacific Homes, Inc., a Delaware corporation ("Assignor") and J.M. Peters Company, Inc., a Delaware corporation ("Assignee").

                              W I T N E S S E T H:

         WHEREAS, Assignor, Roger Nix, an individual ("Seller") and Durable Homes, Inc., a Nevada corporation (the "Company") are parties to a Purchase Agreement effective September 17, 1993 and an Addendum thereto of even date therewith, with respect to, among other things, the sale and purchase of all of the issued and outstanding shares of capital stock in the Company (such Purchase Agreement and Addendum, as the same have been or may hereafter be amended, modified or supplemented from time to time, are referred to herein as the "Purchase Agreement");

         WHEREAS, the Purchase Agreement provides that Assignor may assign and delegate its rights and obligations thereunder to Assignee;

         WHEREAS, Assignor has delivered to Seller a deposit under the Purchase Agreement in the amount of $150,000 (the "Deposit") and has incurred internal and out-of-pocket costs, fees, and expenses, including legal and accounting fees and due diligence expenses in connection with the Purchase Agreement;

         WHEREAS, Assignor desires to assign and delegate and Assignee desires to accept and assume the Purchase Agreement and all rights and obligations of the purchaser thereunder except as otherwise set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

         1. Assignment. Except as set forth below, Assignor hereby assigns, transfers and conveys to Assignee all Assignor's right, title and interest in, to and under the Purchase Agreement, including all rights, benefits and privileges of Assignor thereunder, and delegates to Assignee all Assignor's obligations under the Purchase Agreement. Without limiting the generality of the assignment set forth hereinabove, Assignor hereby transfers to Assignee all Assignor's right, title and interest in and to the Deposit. Notwithstanding the foregoing, Assignor does not assign or delegate, and hereby retains for itself, all of Assignor's rights and obligations under Section 4.12 of the Purchase Agreement (as supplemented by the Addendum referred to hereinabove).





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         2.            Assumption.   Assignee hereby (i) accepts the foregoing
assignment and delegation and assumes and agrees to perform the obligations of the Assignor arising from and after the date hereof under the Purchase Agreement (except under Section 4.12 thereof) and to be bound by the terms of the Purchase Agreement and (ii) agrees to pay Assignor an amount equal to the sum of the amount of the Deposit plus $150,000.

         3. Notice. The parties shall notify Seller in writing of the assignment and assumption set forth herein.

         4. Amendment; Waiver. This Agreement may not be amended, modified or supplemented, nor may any provisions hereof be waived, except by written instrument signed by the parties.

         5. Binding Effect. The covenants and agreements set forth herein shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties.

         6. Further Assurances. The parties shall cooperate with each other with respect to the subject matter of this Agreement and shall take such further actions and execute such further instruments or documents as either party may reasonably request from time to time to implement the purposes of this Agreement.

         7. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original, but which taken together shall constitute only one agreement.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California without reference to principals of conflicts of laws thereof.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be duly executed as of the date first above written.

                        CAPITAL PACIFIC HOMES, INC.


                           /s/ HADI MAKARECHIAN
                        By:______________________________
                           Title:  Chairman


                        J.M. PETERS COMPANY, INC.


                           /s/ HADI MAKARECHIAN
                        By:________________________________
                           Title:  Chairman